Exhibit 99.1

Sovran Self Storage Reports First Quarter Results; Adjusted FFO per Share Increases 11.9%; Acquires 25 Properties for $332 Million

BUFFALO, N.Y.--(BUSINESS WIRE)--April 27, 2016--Sovran Self Storage, Inc. (NYSE:SSS), a self storage real estate investment trust (REIT), reported operating results for the quarter ended March 31, 2016.

First Quarter 2016 Highlights:

  Achieved adjusted funds from operations per fully diluted common share of $1.22, representing a 11.9% increase over the same period last year.
  Increased same store revenue by 6.7% and net operating income ("NOI")(1) by 9.9% as compared to the first quarter of 2015.
  Grew same store average occupancy for the quarter by 90 basis points to 90.5% compared to the same period in 2015.
  Acquired 25 self storage facilities at a cost of approximately $332 million.
  Paid a quarterly dividend of $0.85 per share of common stock. The Company’s Board of Directors approved, commencing with the April 2016 payment, an increase of 11.8% in the quarterly dividend to $0.95 per share of common stock.
  Increased the Company’s borrowing capacity under its Line of Credit facility to $500 million.
  Completed a follow-on common stock offering of 2,645,000 shares of the Company’s common stock, resulting in net proceeds to the Company of approximately $270 million.

Net income available to common shareholders for the first quarter of 2016 was $28.3 million or $0.73 per fully diluted common share. For the same period in 2015, net income available to common shareholders was $22.5 million or $0.65 per fully diluted common share.

Funds from operations (“FFO”)(2) for the quarter were $1.16 per fully diluted common share compared to $1.07 for the same period last year. Absent $2.4 million of acquisition costs incurred in the first quarter of 2016, and $0.7 million of acquisition costs and straight-line rent adjustments in the first quarter of 2015, adjusted FFO per fully diluted common share was $1.22 and $1.09 for the first quarter ended March 31, 2016 and 2015, respectively.

Increased rental rates and reduced operating costs were the primary contributors to the Company’s strong FFO growth during the quarter.

OPERATIONS:

Total revenues increased 16.1% over last year’s first quarter while operating costs increased 13.3%, resulting in an NOI increase of 17.5%. Overall occupancy averaged 89.9% for the period, and rental rates averaged $12.77 per sq. ft.

Revenues for the 428 stabilized stores wholly owned by the Company since January 1, 2015 increased 6.7% from those of the first quarter of 2015, the result of a 90 basis point increase in average occupancy, a 5.4% increase in rental rates and increases in tenant insurance administrative fees.

Same store operating expenses increased 0.8% for the first quarter of 2016 compared to the prior year period. Higher property taxes and internet advertising expenses were offset by significant reductions in utilities and snow removal costs.

Consequently, same store net operating income increased 9.9% this period over the first quarter of 2015.

General and administrative expenses increased by approximately $1.1 million over the same period in 2015, primarily due to increases in personnel costs associated with operating 41 more stores during the quarter than at this time last year, income taxes and legal fees.

During the first quarter of 2016, the Company experienced same store revenue growth in all 30 of its major markets in the same store pool. Overall, the markets with the strongest revenue impact include New England; Downstate NY/NJ; Atlanta, GA; Miami, FL; and San Antonio, TX.

PROPERTIES:

As described in its prospectus filed January 19, 2016, the Company entered into contracts to acquire 30 self storage facilities in ten different states for a total purchase price of approximately $398 million. As of March 31, 2016, the Company had acquired 24 of those properties at a cost of approximately $310 million. Subsequent to the end of the quarter, five more of the stores from this pool were acquired at a cost of $78.4 million. The remaining property is expected to be purchased in early May 2016.

The Company also acquired two stores not previously announced; one in Los Angeles, CA for approximately $17 million and one in Miami, FL for approximately $11 million. The Miami facility was purchased upon issuance of a certificate of occupancy.

Not including the single property remaining from the transactions announced on January 19, 2016, the Company has contracts to acquire seven additional stores for total consideration of approximately $60 million. Three of the properties costing $20 million are stabilized (two in Buffalo, NY and one in Dallas, TX). Four others, totaling $40 million, will be acquired upon issuance of certificates of occupancy anticipated at various dates between late 2nd quarter 2016 and early 2017. These properties are located in Chicago, IL (2), Charleston, SC and Charlotte, NC.

The aforementioned purchases are subject to customary closing conditions, and there is no assurance that these properties will be acquired as described herein.

CAPITAL TRANSACTIONS:

Illustrated below are key financial ratios at March 31, 2016:

-	Debt to Enterprise Value (at $117.95/share)	16.0%
-	Debt to Book Cost of Storage Facilities	31.5%
-	Debt to EBITDA Ratio	4.1x
-	Debt Service Coverage	6.2x

At March 31, 2016, the Company had approximately $6.4 million of cash on hand, and $359 million available on its line of credit.

On January 4, 2016, the Company increased its line of credit facility from $300 million to $500 million. This increase was pursuant to an expansion feature set forth in the Company’s existing unsecured credit agreement. The other terms of the Company’s line of credit facility were unchanged.

On April 26, 2016, the Company repaid a ten year term note maturing on that date in the amount of $150 million. Funds were provided by a draw on the Company’s line of credit.

On January 20, 2016, the Company agreed to issue and sell 2,300,000 shares of the Company’s common stock, par value $.01 per share, plus up to an additional 345,000 shares of common stock pursuant to the underwriters’ option, at a price to the public of $105.75 per share. The offering of 2,645,000 shares of the Company’s common stock closed on January 25, 2016, resulting in net proceeds to the Company of approximately $270 million, part of which was used to fund the aforementioned properties.

In January, the Company issued 44,018 shares at a price of $105.32 through its Dividend Reinvestment Plan.

COMMON STOCK DIVIDEND:

Subsequent to quarter-end, the Company’s Board of Directors approved a quarterly dividend of $0.95 per share or $3.80 annualized, an increase of $0.10 per share over that of the prior three quarters.

YEAR 2016 EARNINGS GUIDANCE:

Management is encouraged by its occupancy gains and its ability to attain significant rental rate growth in most markets. The following assumptions covering operations have been utilized in formulating guidance for the second quarter and full year 2016:

Same Store Projected Increases Over 2015
	2Q 2016	Full Year 2016
Revenue	6.0 – 7.0%	6.0 – 7.0%
Operating Costs (excluding property taxes)	3.5 – 4.5%	2.5 – 3.5%
Property Taxes	5.5 – 6.5%	6.0 – 7.0%
Total Operating Expenses	4.0 – 5.0%	3.5 – 4.5%
Net Operating Income	7.0 – 8.0%	7.5 – 8.5%

The Company’s 2016 same store pool consists of the 428 stabilized stores owned since December 31, 2014. The stores purchased in 2014 at Certificate of Occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the first year after the stores achieve 80% sustained occupancy using market rates and incentives.

The Houston market is expected to comprise approximately 9.8% of the 2016 forecasted NOI of the Company’s wholly owned stores. Forecasts for the 41 same store pool of properties in the Company’s Houston market include revenue growth of 5.0% – 6.0%, operating expense increases of 4.0% – 5.0% (inclusive of a 6% projected increase in property taxes), and NOI growth of between 6.0% and 7.0%.

The Company plans to complete $25 - $30 million of expansions. It has also budgeted $22 million to provide for recurring capitalized expenditures including roofing, paving, and office renovations as well as aesthetic improvements at select locations.

The Company has assumed $60 million of accretive acquisitions in 2016 in addition to the aforementioned properties under contract or already acquired. Per share FFO guidance is projected after adding back third party acquisition costs. Purchases of these additional properties are expected to be funded via draws on its line of credit which carries an interest rate of LIBOR plus 1.10%.

At the conclusion of 2015, the Company operated six self-storage facilities that it acquired during 2014 and 2015 upon issuance of Certificate of Occupancy or in the early stages of lease-up. It also acquired one in Phoenix, AZ and one in Miami, FL in February 2016, and one in Los Angeles, CA in March 2016. Further, it expects to acquire four more such Certificate of Occupancy facilities at various dates later in 2016 and early 2017. Upon acquisition, these properties have insufficient rental revenue to cover operating costs; accordingly, for the first 24 to 36 months of operation, ownership of these facilities is dilutive to FFO per share. The Company expects that during 2016, it will incur such dilution to the extent of $0.07 to $0.08 per share due to the aforementioned acquisitions.

Annual general and administrative expenses are expected to be approximately $41 - $42 million. The increase over the prior year is primarily due to the need for additional personnel required for recent acquisitions and the Company’s plans to continue expanding its Corporate Alliance program.

As a result of the above assumptions, management expects adjusted funds from operations for the full year 2016 to be approximately $5.49 to $5.55 per share, and between $1.37 and $1.39 per share for the second quarter of 2016.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to enter new markets where it has little or no operational experience; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its First Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, April 28, 2016. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 877.737.7051 (domestic) or 201.689.8878 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing “news and events” under the investor relations tab at www.unclebobs.com/company/.

The webcast will be archived for 90 days; a telephone replay will also be available for 72 hours by calling 877.660.6853 and entering conference ID 13634542.

ABOUT SOVRAN SELF STORAGE, INC:

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates over 550 self storage facilities in 26 states under the name Uncle Bob’s Self Storage®. For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	March 31,	December 31,
(dollars in thousands)	2016	2015
Assets
Investment in storage facilities:
Land	$594,879	$480,176
Building, equipment and construction in progress	2,238,107	2,011,526
	2,832,986	2,491,702
Less: accumulated depreciation	(479,859)	(465,195)
Investment in storage facilities, net	2,353,127	2,026,507
Cash and cash equivalents	6,373	7,032
Accounts receivable	4,203	6,805
Receivable from joint venture	659	929
Investment in joint venture	64,985	62,520
Prepaid expenses	7,236	5,431
Fair value of interest rate swap agreements	-	550
Intangible asset - in-place customer leases (net of accumulated
amortization of $22,192 in 2016 and $21,017 in 2015)	4,522	1,303
Other assets	8,378	7,745
Total Assets	$2,449,483	$2,118,822

Liabilities
Line of credit	$141,000	$79,000
Term notes	746,831	746,650
Accounts payable and accrued liabilities	38,065	47,839
Deferred revenue	8,138	7,511
Fair value of interest rate swap agreements	26,846	15,343
Mortgages payable	1,959	1,993
Total Liabilities	962,839	898,336

Noncontrolling redeemable Operating Partnership Units at redemption value	24,213	18,171

Equity
Common stock	394	367
Additional paid-in capital	1,664,549	1,388,343
Accumulated deficit	(176,429)	(171,980)
Accumulated other comprehensive loss	(26,511)	(14,415)
Total Shareholders' Equity	1,462,003	1,202,315
Noncontrolling interest in consolidated subsidiary	428	-
Total Equity	1,462,431	1,202,315
Total Liabilities and Equity	$2,449,483	$2,118,822

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2016	January 1, 2015
	to	to
(dollars in thousands, except share data)	March 31, 2016	March 31, 2015

Revenues
Rental income	$91,541	$78,886
Other operating income	6,148	5,158
Management fee income	1,435	1,364
Total operating revenues	99,124	85,408

Expenses
Property operations and maintenance	22,861	20,559
Real estate taxes	10,547	8,920
General and administrative	10,464	9,406
Acquisition related costs	2,384	582
Operating leases of storage facilities	-	683
Depreciation and amortization	15,251	13,168
Amortization of in-place customer leases	1,174	1,013
Total operating expenses	62,681	54,331

Income from operations	36,443	31,077

Other income (expense)
Interest expense (A)	(9,134)	(9,161)
Interest income	6	2
Loss on sale of real estate	-	(7)
Equity in income of joint ventures	915	646

Net income	28,230	22,557
Noncontrolling interests in the Operating Partnership	(130)	(106)
Noncontrolling interests in consolidated subsidiaries	239	-
Net income attributable to common shareholders	$28,339	$22,451

Earnings per common share attributable to common shareholders - basic	$0.74	$0.65

Earnings per common share attributable to common shareholders - diluted	$0.73	$0.65

Common shares used in basic
earnings per share calculation	38,410,817	34,329,768

Common shares used in diluted
earnings per share calculation	38,663,138	34,554,871

Dividends declared per common share	$0.85	$0.75

(A) Interest expense for the three months ending March 31 consists of the following
Interest expense	$8,778	$8,865
Amortization of deferred financing fees	356	296
Total interest expense	$9,134	$9,161

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (2) - (unaudited)

	January 1, 2016	January 1, 2015
	to	to
(dollars in thousands, except share data)	March 31, 2016	March 31, 2015

Net income attributable to common shareholders	$28,339	$22,451
Noncontrolling interests in the Operating Partnership	130	106
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	16,034	13,911
Depreciation and amortization from unconsolidated joint ventures	573	618
Loss on sale of real estate	-	7
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(206)	(174)
Funds from operations available to common shareholders	44,870	36,919
FFO per share - diluted	$1.16	$1.07

Adjustments to FFO
Acquisition costs expensed	2,384	582
Operating leases straight line rent adjustment	-	145
Funds from operations resulting from non-recurring items allocable to noncontrolling
interest in Operating Partnership	(11)	(3)
Adjusted funds from operations available to common shareholders	47,243	37,643
Adjusted FFO per share - diluted	$1.22	$1.09

Common shares - diluted	38,663,138	34,554,871

QUARTERLY SAME STORE DATA (3) * 428 mature stores owned since 12/31/14 (unaudited)	January 1, 2016	January 1, 2015
	to	to		Percentage
(dollars in thousands)	March 31, 2016	March 31, 2015	Change	Change

Revenues:
Rental income	$83,591	$78,482	$5,109	6.5%
Tenant insurance	3,204	2,772	432	15.6%
Other operating income	1,374	1,371	3	0.2%
Total operating revenues	88,169	82,625	5,544	6.7%

Expenses:
Payroll and benefits	7,535	7,270	265	3.6%
Real estate taxes	9,409	8,813	596	6.8%
Utilities	2,763	3,216	(453)	-14.1%
Repairs and maintenance	3,493	3,995	(502)	-12.6%
Office and other operating expense	2,952	2,766	186	6.7%
Insurance	1,082	1,117	(35)	-3.1%
Advertising & yellow pages	306	355	(49)	-13.8%
Internet marketing	1,752	1,528	224	14.7%
Total operating expenses	29,292	29,060	232	0.8%

Net operating income (1)	$58,877	$53,565	$5,312	9.9%

QTD Same store move ins	40,604	42,210	(1,606)

QTD Same store move outs	37,674	37,424	250

OTHER COMPARABLE QUARTERLY SAME STORE DATA * (unaudited)	January 1, 2016	January 1, 2015
	to	to		Percentage
	March 31, 2016	March 31, 2015	Change	Change
Stores owned since 12/31/13 (399 stores)
Revenues	$80,779	$75,751	$5,028	6.6%
Expenses	26,684	26,426	258	1.0%
Net operating income	$54,095	$49,325	$4,770	9.7%

Stores owned since 12/31/12 (384 stores)
Revenues	$75,665	$70,958	$4,707	6.6%
Expenses	24,979	24,652	327	1.3%
Net operating income	$50,686	$46,306	$4,380	9.5%

* See exhibit A for supplemental quarterly same store data.

OTHER DATA	Same Store (3)		All Stores (4)
	2016	2015	2016	2015

Weighted average quarterly occupancy	90.5%	89.6%	89.9%	89.3%

Occupancy at March 31	91.0%	90.3%	90.0%	89.9%

Rent per occupied square foot	$12.77	$12.12	$12.77	$12.12

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the three months ended March 31, 2016:

Beginning balance	$2,491,702
Property acquisitions	327,408
Improvements and equipment additions:
Expansions	1,325
Roofing, paving, and equipment:
Stabilized stores	4,034
Recently acquired stores	1,292
Additions to consolidated subsidiary	1,815
Change in construction in progress (Total CIP $13.1 million)	6,106
Dispositions and Impairments	(696)
Storage facilities at cost at period end	$2,832,986

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	March 31, 2016	March 31, 2015

Management and administrative salaries and benefits	6,005	5,795
Training	269	206
Call center	520	431
Uncle Bob's Management costs	182	110
Income taxes	615	392
Legal, accounting and professional	889	554
Other administrative expenses (5)	1,984	1,918
	$10,464	$9,406

Net rentable square feet	March 31, 2016
Wholly owned properties	32,454,124
Joint venture properties	5,194,291
Third party managed properties	880,321
	38,528,736

	March 31, 2016	March 31, 2015

Common shares outstanding	39,399,691	35,562,772
Operating Partnership Units outstanding	209,638	178,866

(1) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(2) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Does not include unconsolidated joint venture stores or other stores managed by the Company

(5) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

Exhibit A

Sovran Self Storage, Inc.

Same Store Performance Summary by Market
Three Months Ended March 31, 2016
(unaudited)

			Avg Qtrly	Avg Qtrly Occupancy for		Revenue			Expenses			NOI
			Rent per	the Three Months Ended		for the Three Months			for the Three Months			for the Three Months
		Square	Occupied	March 31,		Ended March 31,			Ended March 31,			Ended March 31,
Market	Stores	Feet	Square Foot	2016	2015	2016	2015	% Change	2016	2015	% Change	2016	2015	% Change

Houston-The Woodlands-Sugar Land, TX	41	3,170	$13.38	90.7%	91.3%	$10,075	$9,558	5.4%	$3,451	$3,354	2.9%	$6,624	$6,204	6.8%
New England-CT-RI-NH-MA-ME	33	2,026	16.66	89.9%	89.2%	7,925	7,374	7.5%	2,674	2,941	-9.1%	5,251	4,433	18.5%
New York-Newark-Jersey City, NY-NJ-PA	24	1,411	21.20	90.3%	86.7%	6,988	6,474	7.9%	2,466	2,713	-9.1%	4,522	3,761	20.2%
Atlanta-Sandy Springs-Roswell, GA	21	1,450	12.11	90.9%	91.4%	4,266	3,867	10.3%	1,213	1,160	4.6%	3,053	2,707	12.8%
Dallas-Fort Worth-Arlington, TX	20	1,362	11.55	93.3%	93.1%	3,814	3,599	6.0%	1,309	1,242	5.4%	2,505	2,357	6.3%
Buffalo-Upstate, NY	19	1,266	12.73	87.4%	88.9%	3,722	3,526	5.6%	1,401	1,472	-4.8%	2,321	2,054	13.0%
Austin-Round Rock, TX	17	1,351	12.38	86.4%	85.0%	3,809	3,622	5.2%	1,400	1,298	7.9%	2,409	2,324	3.7%
Miami-Fort Lauderdale-West Palm Beach, FL	15	1,068	17.81	91.5%	89.9%	4,575	4,265	7.3%	1,281	1,267	1.1%	3,294	2,998	9.9%
San Antonio-New Braunfels, TX	15	915	12.73	90.9%	88.3%	2,789	2,534	10.1%	1,039	892	16.5%	1,750	1,642	6.6%
New Orleans-Lafayette, LA	15	919	11.66	90.5%	90.3%	2,559	2,536	0.9%	735	713	3.1%	1,824	1,823	0.1%
St. Louis, MO	14	878	12.98	89.4%	89.1%	2,692	2,485	8.3%	1,026	866	18.5%	1,666	1,619	2.9%
Tampa-St. Petersburg-Clearwater, FL	13	815	13.67	93.8%	92.7%	2,779	2,585	7.5%	790	769	2.7%	1,989	1,816	9.5%
Virginia Beach-Norfolk-Newport News, VA	12	909	10.25	90.4%	86.2%	2,214	2,150	3.0%	737	724	1.8%	1,477	1,426	3.6%
Chicago-Naperville-Elgin, IL	10	779	13.76	90.4%	88.0%	2,535	2,344	8.1%	1,022	1,012	1.0%	1,513	1,332	13.6%
Phoenix-Mesa-Scottsdale, AZ	10	667	10.52	90.2%	87.8%	1,721	1,601	7.5%	493	488	1.0%	1,228	1,113	10.3%
Cleveland-Elyria, OH	9	628	11.32	87.7%	86.6%	1,640	1,573	4.3%	607	583	4.1%	1,033	990	4.3%
Raleigh-Durham, NC	8	527	11.77	93.5%	91.9%	1,537	1,467	4.8%	406	377	7.7%	1,131	1,090	3.8%
Jacksonville, FL	8	546	10.47	94.2%	94.4%	1,438	1,321	8.9%	450	467	-3.6%	988	854	15.7%
Pensacola-Ferry Pass-Brent, FL	8	602	8.06	90.6%	79.0%	1,200	1,161	3.4%	439	429	2.3%	761	732	4.0%
Space Coast, FL	7	523	11.84	89.5%	95.6%	1,473	1,336	10.3%	391	375	4.3%	1,082	961	12.6%
Beaumont-Port Arthur, TX	7	428	12.91	94.0%	94.4%	1,376	1,306	5.4%	438	459	-4.6%	938	847	10.7%
Charlotte-Concord-Gastonia, NC	7	429	11.51	93.9%	92.7%	1,235	1,133	9.0%	355	349	1.7%	880	784	12.2%
Montgomery, AL	7	490	9.79	88.5%	86.9%	1,131	991	14.1%	337	340	-0.9%	794	651	22.0%
Jackson, MS	6	397	11.27	91.7%	91.9%	1,076	1,035	4.0%	301	296	1.7%	775	739	4.9%
Cape Coral-Fort Myers, FL	6	314	11.53	94.1%	91.1%	916	798	14.8%	285	258	10.5%	631	540	16.9%
Orlando-Kissimmee-Sanford, FL	5	358	11.41	89.5%	94.6%	974	887	9.8%	297	307	-3.3%	677	580	16.7%
Chattanooga, TN-GA	5	353	11.02	91.7%	88.6%	942	849	11.0%	329	308	6.8%	613	541	13.3%
Columbia, SC	5	287	10.06	94.6%	90.8%	742	687	8.0%	292	289	1.0%	450	398	13.1%
Youngstown-Warren-Boardman, OH-PA	5	333	8.69	89.6%	89.5%	691	678	1.9%	258	273	-5.5%	433	405	6.9%
Birmingham-Hoover, AL	5	313	8.51	89.6%	84.5%	645	581	11.0%	238	222	7.2%	407	359	13.4%
Other markets	51	3,404	10.66	89.8%	89.4%	8,690	8,302	4.7%	2,832	2,817	0.5%	5,858	5,485	6.8%

Portfolio Total	428	28,918	$12.77	90.5%	89.6%	$88,169	$82,625	6.7%	$29,292	$29,060	0.8%	$58,877	$53,565	9.9%

Properties owned since 12/31/14 (detail shown above)	428	28,918	12.77	90.5%	89.6%	88,169	82,625	6.7%	29,292	29,060	0.8%	58,877	53,565	9.9%
Properties owned since 12/31/13	399	26,808	12.58	90.6%	89.8%	80,779	75,751	6.6%	26,684	26,426	1.0%	54,095	49,325	9.7%
Properties owned since 12/31/12	384	25,705	12.27	90.6%	89.9%	75,665	70,958	6.6%	24,979	24,652	1.3%	50,686	46,306	9.5%

Dollars in thousands except for average quarterly rent per occupied square foot. Square feet in thousands.
List includes markets where the Company has five or more stores.

Exhibit B

Sovran Self Storage, Inc.

Debt Maturity Schedule
March 31, 2016
(unaudited)

			Current
	Maturity	Basis of	Interest
(dollars in thousands)	Date	Rate	Rate (**)	2016	2017	2018	2019	2020	Thereafter	Total

Line of credit	Dec-2019	Variable	1.53%	$-	$-	$-	$141,000	$-	$-	$141,000

Term note	Apr-2016	Fixed	6.38%	150,000	-	-	-	-	-	150,000
Term note	Jun-2020	Swapped to fixed	3.52%	-	-	-	-	125,000	-	125,000
Term note	Jun-2020	Swapped to fixed	2.76%	-	-	-	-	100,000	-	100,000
Term note	Jun-2020	Swapped to fixed	2.52%	-	-	-	-	100,000	-	100,000
Term note	Aug-2021	Fixed	5.54%	-	-	-	-	-	100,000	100,000
Term note	Apr-2024	Fixed	4.53%	-	-	-	-	-	175,000	175,000
Mortgage note	May-2026	Fixed	5.99%	108	151	160	170	181	1,189	1,959

				$150,108	$151	$160	$141,170	$325,181	$276,189	$892,959

(**) Rate as of March 31, 2016 based on existing debt rating. Interest rates shown do not include amortization of financing fees and facility fees which are expected to be $1.4 million in 2016.

Exhibit C

Sovran Self Storage, Inc.

Certificate of Occupancy / Lease Up Performance Summary
March 31, 2016
(unaudited)
(dollars in thousands)

							Revenue		Expenses		NOI
							for the Three Months		for the Three Months		for the Three Months
		# of		Net Rentable	Occupancy at March 31,		Ended March 31,		Ended March 31,		Ended March 31,
Market	Acquired	Stores	Cost	Square Feet	2016	2015	2016	2015	2016	2015	2016	2015

Chicago, IL	May-2014	1	$5,500	52,168	79.6%	65.1%	$155	$108	$95	$72	$60	$36
Chattanooga, TN	Sep-2014	1	6,550	57,260	94.5%	61.4%	177	91	61	54	116	37
Chicago, IL	Nov-2014	1	5,750	97,611	78.4%	39.4%	160	53	107	97	53	(44)
Chicago, IL	Mar-2015	1	8,690	64,780	48.1%	1.5%	94	1	96	24	(2)	(23)
Phoenix, AZ	Jun-2015	1	7,904	64,401	61.1%	0.0%	132	-	73	-	59	-
Boston, MA	Jun-2015	1	10,291	63,475	29.7%	0.0%	55	-	108	-	(53)	-
Phoenix, AZ	Feb-2016	1	9,275	67,825	49.9%	0.0%	71	-	46	-	25	-
Miami, FL	Feb-2016	1	11,274	69,361	12.5%	0.0%	11	-	63	-	(52)	-
Los Angeles, CA	Mar-2016	1	18,600	79,835	9.4%	0.0%	5	-	21	-	(16)	-

		9	$83,834	616,716			$860	$253	$670	$247	$190	$6

Certificate of Occupancy Properties Currently Under Contract

	Expected			Expected
	Acquisition	# of	Expected	Net Rentable
Market	Date	Stores	Cost	Square Feet

Charleston, SC	Jun-2016	1	$8,430	70,735
Chicago, IL	Jul-2016	1	9,000	71,520
Chicago, IL	Dec-2016	1	9,800	79,670
Charlotte, NC	May-2017	1	12,425	71,780
		4	$39,655	293,705

CONTACT:
Sovran Self Storage, Inc.
Diane Piegza, 716-650-6115
Vice President
Investor Relations & Community Affairs